
                                                                                                          --------------------------
FORM 4                                                                                                          OMB APPROVAL
                                                                                                          --------------------------
                                                                                                          OMB Number       3235-0287
[  ]Check this box if no longer                  U.S. SECURITIES AND EXCHANGE COMMISSION                  Expires  December 31, 2001
    subject to Section 16.  Form 4                      Washington, D.C. 20549                            Estimated average burden
    or Form 5 obligations may                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               hours per response.... 0.5
    continue.  See Instructions 1(b).                                                                     --------------------------

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*      2.  Issuer Name and Ticker and Trading Symbol     6.  Relationship of Reporting
                                                                                                    Person(s) to Issuer
   Signal Equity Partners, L.P.                   TeleCommunication Systems, Inc. (TSYS)             (Check all applicable)
---------------------------------------------------------------------------------------------
   (Last)      (First)       (Middle)        3.  IRS or Social Security    4.  Statement for         Director      X  10% Owner
                                                 Number of Reporting           Month/Year       ----             ----
                                                 Person (Voluntary)                                  Officer (give    Other (specify
                                                                               March, 2001      ----    title    ----        below)
                                                                                                        below)
10 East 53rd Street
----------------------------------------------                            ----------------------------------------------------------
                  (Street)                                                5.  If Amendment,     7.  Individual or Joint/Group Filing
                                                                              Date of Original       (Check Applicable Line)
                                                                              (Month/Year)
                                                                                                     Form filed by One Reporting
                                                                                                ---- Person
                                                                                                 X   Form filed by More than One
New York, New York  10022                                                                       ---- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
       (City)           (State)   (Zip)                                                       (See attached joint filer information)

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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Trans-  3. Trans-  4. Securities Acquired (A)  5. Amount of   6. Owner-  7. Nature
   (Instr. 3)                               action     action      or Disposed of (D)          Securities     ship       of
                                            Date       Code        (Instr. 3, 4 and 5)         Beneficially   Form:     Indirect
                                                       (Instr. 8)                              Owned at End   Direct    Beneficial
                                                                                               of Month       (D) or    Ownership
                                                                                               (Instr. 3      Indirect  (Instr. 4)
                                                                                               and 4)         (I)
                                                                                                              (Instr. 4)

                                                      ---------------------------------
                                                      Code  V   Amount  (A) or  Price
                                          (Month/                       (D)
                                           Day/
                                           Year)
------------------------------------------------------------------------------------------------------------------------------------
      Class A Common Stock                02-27-01     S        112,500    D     $6.4375        1,640,240       (1)         (1)
------------------------------------------------------------------------------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).    (Print or Type Responses)      SEC 1474 (3-99)
                                                                                                                         Page 1 of 4


FORM 4 (continued)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of        2. Conver-   3. Transac-   4. Transac-   5. Number of Deriv-         6. Date Exer-       7. Title and Amount of
   Derivative         sion or      tion Date     tion Code     ative Securities            cisable and         Underlying Securities
   (Instr. 3)         Exercise     (Month/       (Instr.8)     Acquired (A) or Dis-        Expiration          (Instr. 3 and 4)
                      Price of     Date/                       posed of (D)                Date (Month/
                      Deriv-       Year)                       (Instr. 3, 4, and 5)        Day/Year)
                      ative
                      Security


                                                                                        --------------------------------------------
                                                                                        Date      Expira-                  Amount or
                                                                                        Exer-     tion          Title      Number of
                                                                                        cisable   Date                     Shares
                                               -----------------------------------
                                               Code   V            (A)     (D)


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


8. Price         9. Number of       10. Owner-             11. Nature
   of Deriv-        Deriv-              ship Form              of Indirect
   ative            ative               of Deriv-              Beneficial
   Secur-           Securities          ative                  Ownership
   ity              Benefici-           Security:              (Instr. 4)
   (Instr. 5)       ally                Direct (D)
                    Owned at            or
                    End of              Indirect (I)
                    Month               (Instr. 4)
                    (Instr. 4)





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



Explanation of Responses:
(1)   These shares are owned directly by Signal Equity Partners, L.P. ("Signal"),        See attached signature page
a ten percent owner of the issuer, and indirectly by Signal Equity Advisors, L.P.       ----------------------------     ---------
("Signal Advisors LP"), Signal Equity Advisors, Inc. ("Signal Advisors Inc."),           By:                             Date
Timothy P. Bradley, and Alfred J. Puchala, Jr.  Signal is a private equity partnership.  Title:
Signal Advisors LP is the general partner of Signal.  Signal Advisors Inc. is the        **Signature of Reporting Person
general Partner of Signal Advisors LP.  Timothy P. Bradley and Alfred J. Puchala, Jr.
are each Directors of Signal Advisors Inc.  Signal Advisors LP, Signal Advisors Inc.,
Messrs. Bradley and Puchala expressly disclaim beneficial ownership of the reported
Class A Common Stock owned by Signal, except to the extent of their pecuniary interest therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



                                                                                                           Page 2 of 4


Joint Filer Information:

Designated Filer:  Signal Equity Partners, L.P.
Issuer & Ticker Symbol:  TeleCommunication Systems, Inc. (TSYS)
Date of Event Requiring Statement:  02/27/01

1. Signal Equity Advisors, L.P.
   10 East 53rd Street
   New York, New York  10022

2. Signal Equity Advisors, Inc.
   10 East 53rd Street
   New York, New York  10022

3. Timothy P. Bradley
   10 East 53rd Street
   New York, New York  10022

4. Alfred J. Puchala, Jr.
   10 East 53rd Street
   New York, New York  10022

Signature Page:

Designated Filer:  Signal Equity Partners, L.P.
Issuer & Ticker Symbol:  TeleCommunication Systems, Inc. (TSYS)
Date of Event Requiring Statement:  02/27/01


SIGNAL EQUITY PARTNERS, L.P.

By:  Signal Equity Advisors, L.P.
Its:  General Partner

By:  Signal Equity Advisors, L.P.
Its:  General Partner

By: /s/Timothy P. Bradley                 Date: 3/14/01
    --------------------------------           --------
    Timothy P. Bradley, President

SIGNAL EQUITY ADVISORS, L.P.

By:  Signal Equity Advisors, L.P.
Its:  General Partner

By: /s/ Timothy P. Bradley                Date: 3/14/01
    --------------------------------           --------
    Timothy P. Bradley, President

SIGNAL EQUITY ADVISORS, INC.

By: /s/ Timothy P. Bradley                Date: 3/14/01
    --------------------------------           --------
    Timothy P. Bradley, President

/s/ Timothy P. Bradley                    Date: 3/14/01
------------------------------------           --------
TIMOTHY P. BRADLEY

/s/ Alfred J. Puchala, Jr.                Date: 3/14/01
------------------------------------           --------
ALFRED J. PUCHALA, JR.



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